SCHEDULE 13G/A
                               CUSIP NO. 128126109


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.3)*


                                  CALAMP CORP.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    128126109
                              --------------------
                                 (CUSIP Number)

                                December 31, 2007
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109


1)   NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                            25-1495646
                                                        -----------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a) [    ]
                                                                      (b) [    ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION               Commonwealth of
                                                        Pennsylvania
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           1,742,200
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      1,742,200
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                                 1,742,200
                                                              ---------

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES       [ ]


11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                        7.31%
                                                              ------

12) TYPE OF REPORTING PERSON                                  IA
                                                              ------

                               Page 2 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109


1)   NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  25-1778076
                                                              -----------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a) [    ]
                                                                      (b) [    ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           1,107,100
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      1,107,100
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                                 1,107,100
                                                              ---------

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES       [ X ]

         Excludes 635,100 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P.


11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                        4.65%
                                                              ------

12)  TYPE OF REPORTING PERSON
                                                              PN
                                                              ------


                               Page 3 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109


1)   NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  25-1778068
                                                              -----------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a) [    ]
                                                                      (b) [    ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware
                                                              -----------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           1,107,100
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      1,107,100
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                                 1,107,100
                                                              ---------

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES       [ X ]

         Excludes 635,100 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P.


11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                        4.65%
                                                              ------

12)  TYPE OF REPORTING PERSON                                 PN
                                                              ------

                               Page 4 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109
1)   NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  11-3667966
                                                              -----------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a) [    ]
                                                                      (b) [    ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           635,100
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      635,100
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                                 635,100
                                                              ---------

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES       [ X ]

         Excludes 1,107,100 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P.


11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                        2.67%
                                                              ------

12)  TYPE OF REPORTING PERSON                                 PN
                                                              ------

                               Page 5 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109


1)   NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  30-0135937
                                                              -----------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a) [    ]
                                                                      (b) [    ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           635,100
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      635,100
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                                  635,100
                                                              ---------

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES        [ X ]

         Excludes 1,107,100 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P.


11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                        2.67%
                                                              ------

12)  TYPE OF REPORTING PERSON                                 PN
                                                              ------
                                  Page 6 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109

1)   NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------



2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a) [    ]
                                                                      (b) [    ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                     United States
                                                              of America
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           0
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      0
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING    PERSON                              0
                                                              ---------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES      [X]

         Mark G. Schoeppner disclaims beneficial ownership of 1,742,200 shares of the Issuer's Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P. and Quaker Capital Partners II, L.P.

11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                                        0%
                                                              ------

14)   TYPE OF REPORTING PERSON                                IN
                                                              ------

                               Page 7 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109
Item 1.

         (a)      Name of Issuer

                  CALAMP CORP.
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  1401 N. Rice Avenue, Oxnard, CA  93030
                  --------------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  401 Wood Street, Suite 1300, Pittsburgh, PA  15222
                  --------------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                  Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership
                  Quaker Capital Partners II, L.P.- Delaware partnership
                  Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  128126109
                  --------------------------------------------------------------

                               Page 8 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109

Item 3.  If this statement is filed  pursuant to ss.ss.240.13d-1(b) or 240.13d-2
         (b) or (c), check whether the person filing is a:

     (a)  /   / Broker of dealer registered under section 15 of the Act;

     (b)  /   / Bank as defined in section 3(a)(6) of the Act;

     (c) /   /  Insurance  company as defined in section  3(a)(19) of the  Act;

     (d) /   /  Investment  company registered under section 8 of the Investment
                Company Act of 1940;

     (e) / X /  An   investment   adviser   in   accordance with ss.240.13d-1(b)
                (l)(ii)(E);

     (f) /   /  An employee  benefit plan or endowment  fund in accordance  with
                ss.240.13d-1(b)(1)(ii)(F);

     (g) /   /  A parent  holding  company or control person in accordance  with
                ss.240.13d-1(b)(1)(ii)(G);

     (h) /   /  A savings association as defined in Section 3(b) of the  Federal
                Deposit Insurance Act;

     (i) /   /  A church plan  that  is  excluded   from  the   definition of an
                investment  company  under  section  3(c)(14)of  the  Investment
                Company Act of 1940;

     (j) /   /  Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.  Ownership
         ---------

         QUAKER CAPITAL MANAGEMENT CORPORATION:

         (a) Amount Beneficially Owned: 1,742,200

             The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of
             Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Management


                               Page 9 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109

                  Corporation   disclaims  beneficial ownership of all 1,742,200
                  shares covered by this Schedule 13G/A.

         (b) Percent of Class: 7.31%

         (c)

           (i)   Sole power to vote or direct the vote: 1,742,200

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 1,742,200

           (iv)  Shared power to dispose or direct the disposition of: 0

         QUAKER CAPITAL PARTNERS I, L.P.:

         a) Amount Beneficially Owned: 1,107,100

            The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13
            (d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 635,100 shares covered by this Schedule 13G/A.

         (b) Percent of Class: 4.65%

         (c)

           (i)   Sole power to vote or direct the vote: 1,107,100

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 1,107,100

           (iv)  Shared power to dispose or direct the disposition of: 0

         QUAKER PREMIER, L.P.:

         a) Amount Beneficially Owned: 1,107,100

            The filing of this report shall not be construed as an admission that Quaker Premier, L.P. is, for purposes


                              Page 10 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109

            of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier, L.P. disclaims beneficial ownership of 635,100 shares covered by this
            Schedule 13G/A.

         (b) Percent of Class: 4.65%

         (c)

           (i)   Sole power to vote or direct the vote: 1,107,100

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 1,107,100

           (iv)  Shared power to dispose or direct the disposition of: 0

         QUAKER CAPITAL PARTNERS II, L.P.:

         a) Amount Beneficially Owned: 635,100

            The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 1,107,100 shares covered by this
            Schedule 13G/A.

         (b) Percent of Class: 2.67%

         (c)

           (i)   Sole power to vote or direct the vote: 635,100

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 635,100

           (iv)  Shared power to dispose or direct the disposition of: 0

         QUAKER PREMIER II, L.P.:

         a) Amount Beneficially Owned: 635,100


                              Page 11 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109

             The filing of this report shall not be construed as an admission that Quaker Premier II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier II, L.P. disclaims beneficial ownership of 1,107,100 shares covered by this Schedule 13G/A.

         (b) Percent of Class: 2.67%

         (c)

           (i)   Sole power to vote or direct the vote: 635,100

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 635,100

           (iv)  Shared power to dispose or direct the disposition of: 0

         MARK G. SCHOEPPNER:

         a) Amount Beneficially Owned: 0

            The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 1,742,200 shares covered by this Schedule 13G/A.

         (b) Percent of Class: 0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

                              Page 12 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                                                                      ----------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  All 1,742,200 of the shares with respect to which this report is filed are owned by a variety of investment advisory clients of Quaker Capital Management Corporation, which clients are entitled to receive dividends on and the proceeds from the sale of such shares. No client is known to own more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Page 13 of 15 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 128126109

February 14, 2008                   QUAKER CAPITAL MANAGEMENT CORPORATION

                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner, President


                                    QUAKER CAPITAL PARTNERS I, L.P.

                                    By:  Quaker Premier, L.P., its
                                         general partner

                                         By:  Quaker Capital Management
                                              Corporation, its general
                                              partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                                    QUAKER PREMIER, L.P.

                                    By:  Quaker Capital Management Corporation,
                                         its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                                    QUAKER CAPITAL PARTNERS II, L.P.

                                    By:  Quaker Premier II, L.P., its general
                                         partner

                                         By:  Quaker Capital Management
                                              Corporation, its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                              Page 14 of 15 Pages

                                    QUAKER PREMIER II, L.P.

                                    By:  Quaker Capital Management Corporation,
                                         its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President



                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner







                              Page 15 of 15 Pages